UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 3, 2006

Merrill Lynch & Co., Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 449-1000

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Modification of a Material Definitive Agreement
SIGNATURE

Item 1.01. Modification of a Material Definitive Agreement
Merrill Lynch has adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123R”) in the first quarter of 2006. Previously, Merrill Lynch had recognized expense for stock based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. Under emerging guidance on SFAS No. 123R since the filing of its 2005 Annual Report on Form 10-K, Merrill Lynch is now required to recognize the total expense for stock-based compensation awards granted to retirement-eligible employees by the date of grant rather than over the applicable non-compete period. Thus, the total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first quarter of 2006. In addition, beginning with performance year 2006, for which Merrill Lynch expects to grant stock awards in early 2007, Merrill Lynch will accrue the expense for future awards granted to retirement eligible-employees over the award performance year instead of recognizing the entire expense related to the grant on the grant date.
The adoption of SFAS No. 123R, combined with other business and competitive considerations, prompted Merrill Lynch to undertake a comprehensive review of the company’s stock-based incentive compensation awards, including vesting schedules and retirement eligibility requirements, examining their impact to both the firm and its employees. Upon the completion of this review, the Management Development and Compensation Committee of Merrill Lynch’s Board of Directors determined that to fulfill the objective of retaining high quality personnel, future stock grants should contain more stringent provisions that include a combination of increased age and length of service requirements for employees to be eligible to retire from Merrill Lynch while their stock awards continue to vest, subject to continued compliance with the strict non-compete provisions of those awards. To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees, including certain executive officers, were modified, effective March 31, 2006, to permit employees to be immediately eligible for retirement with respect to those earlier awards. While Merrill Lynch modified the retirement-related provisions of the previous stock awards, the vesting and non-compete provisions for those awards remain in force.
Under SFAS No. 123R, this modification requires Merrill Lynch to record additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of the awards.
When combined with the adoption of SFAS No. 123R, the policy modifications to previous awards will result in a one-time, non-cash net charge in the first quarter of 2006 that is larger than the $350 million after-tax impact estimated at the time of Merrill Lynch’s 2005 Annual Report on Form 10-K. The Form 10-K estimate did not include the impact of the modifications to previous awards. The combined one-time non-cash net charge to compensation expense in the first quarter of 2006 will be approximately $1.8 billion pre-tax, and $1.2 billion after-tax.

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It is important to note that the one-time non-cash compensation expenses in the first quarter of 2006 are solely timing differences and are not expected to result in any substantive change in the ultimate cost of these stock-based compensation awards.
Compensation expenses for stock awards granted prior to 2006 to employees who had been retirement-eligible prior to 2006 will continue to be recognized over the applicable vesting periods, as will all future stock awards granted to employees not eligible for career retirement.
The net impact of the adoption of SFAS 123R and the modifications to existing awards is currently not expected to be material to Merrill Lynch aside from the one-time charges in the first quarter of 2006. Excluding the one-time charges in the first quarter of 2006, the increase in ongoing compensation expenses during 2006 associated with the acceleration of the expense recognition for stock awards to be granted to retirement-eligible employees in 2007 for the performance year 2006 is expected to be generally offset by the reduction in ongoing compensation expenses attributable to the modifications to the 2006 and prior awards for previously non-retirement-eligible employees.
See Note 14 to the Consolidated Financial Statements in Merrill Lynch’s 2005 Annual Report on Form 10-K for further information on share-based compensation arrangements.
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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC.

(Registrant)

By:	/s/ Judith A. Witterschein

Judith A. Witterschein Corporate Secretary
Date: April 3, 2006

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